CONTACT:

Bell Industries, Inc.
John A. Fellows/Mitchell I. Rosen
310-563-2355

PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980

BELL INDUSTRIES REPORTS FINANCIAL RESULTS
FOR 2006 THIRD QUARTER

El Segundo, California – November 14, 2006 – Bell Industries, Inc. (AMEX:BI) today reported financial results for the three and nine-month periods ended September 30, 2006.

Revenues from continuing operations for the 2006 third quarter amounted to $36.7 million, compared with $37.1 million a year ago. The company sustained a net loss of $2.5 million, equal to $.29 per share, for the most recent quarter, including a loss on sale of discontinued operations of $710,000, versus net income of $423,000, or $.05 per fully diluted share, for the comparable prior year period. The loss on sale of discontinued operations represents income taxes allocated to the company’s J. W. Miller division which was sold during the second quarter.

“Our Technology Solutions division expanded rapidly during the quarter as we added approximately 400 employees to support new long-term services contracts. As anticipated, operating results were adversely impacted principally by start-up and related costs in connection with the contracts,” said John A. Fellows, chief executive officer of Bell Industries. “We expect these start-up costs to be largely completed in the fourth quarter and anticipate this new business will generate approximately $30 million in additional revenues with favorable margins in 2007. During recent months, we have worked diligently to enhance the division’s operations, strengthen the team and identify new areas of revenue growth. I am pleased that these efforts are beginning to provide tangible returns,” Fellows added.

Separately, Bell announced that it has entered into an asset purchase agreement to purchase substantially all of the assets of SkyTel Corp.

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Mark Schwarz, chairman of Bell Industries, commented, “Bell’s acquisition of SkyTel represents a unique opportunity to secure one of the leading wireless brands in North America. With its broad customer base, wide variety of both consumer and business oriented products and its vast array of proprietary technologies, we are confident that SkyTel will function as a strong growth vehicle for Bell in 2007 and beyond. In addition to the unique operating synergies, we believe the significant wireless industry experience of our senior team, and particularly that of our CEO, will further enhance our success.”

Third quarter revenues for Bell’s Technology Solutions business were $24.4 million, compared with $25.0 million in the 2005 third quarter. Product sales amounted to $16.4 million, compared with $17.2 million last year. Services revenues totaled $8.0 million in the current third quarter, compared with $7.8 million a year earlier. The division sustained an operating loss of $2.1 million for the 2006 third quarter, compared with operating income of $418,000 in the comparable 2005 period. This operating loss includes approximately $1.5 million in losses from start-up and related costs associated with a new customer relationship management engagement that commenced in the third quarter of 2006 and continued losses associated with a depot services contract that commenced in the fourth quarter of 2005. Losses from this depot services contract totaled approximately $1.1 million during the first nine months of 2006.

Bell’s Recreational Products Group net revenues totaled $12.3 million for the 2006 third quarter, compared with $12.1 million in the prior year period. Operating income amounted to $438,000, compared with $478,000 for the 2005 third quarter.

For the first nine months of 2006, revenues from continuing operations for Bell Industries were $92.8 million, compared with $99.2 million for the comparable 2005 period. Net income for the 2006 year-to-date period totaled $1.4 million, or $0.16 per diluted share, including a gain on sale of discontinued operations, net of tax, of $4.4 million. Bell Industries posted net income of $694,000, or $0.08 per diluted share, in the 2005 nine-month period.

Bell’s balance sheet at September 30, 2006 remained strong, with net working capital of $20.2 million. At the end of the 2006 third quarter, shareholders’ equity amounted to $22.0 million, or $2.57 per share. The company had no bank debt.

The company expects to generate revenues of over $250 million in 2007, with favorable margins, including the results of SkyTel.

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Fellows concluded, “These truly are exciting times at Bell Industries. In the past 120 days we’ve expanded our employee base by over 30%, launched our first large-scale CRM relationship and announced our entrance into the nationwide wireless business. We look forward to reporting our continued progress in the quarters ahead.”

About Bell Industries, Inc.

Bell is comprised of two diversified business units, Bell’s Technology Solutions business and Recreational Products Group. Bell’s Technology Solutions business offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. Bell’s Recreational Products Group distributes after-market parts and accessories primarily to the recreational vehicle and boating markets.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to the anticipation of new engagements adding approximately $30 million in incremental revenues with favorable margins during 2007, timely completion of the transaction to acquire SkyTel and its growth and margin potential, and the expectation of 2007 revenues of over $250 million, are based upon current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the company’s industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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(Tables Follow)

Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30		September 30
	2006	2005	2006	2005
Net revenues
Products	$28,654	$29,304	$70,049	$76,738
Services	8,025	7,772	22,754	22,438

	36,679	37,076	92,803	99,176

Costs and expenses
Cost of products sold	23,867	24,277	57,023	62,445
Cost of services provided	6,695	6,185	18,572	18,032
Selling and administrative	8,826	6,412	22,841	19,204
Interest, net	(166)	(93)	(375)	(181)
Special item (1)	-	325	—	325

	39,222	37,106	98,061	99,825

Loss from continuing operations before income tax	(2,543)	(30)	(5,258)	(649)
Income tax expense (benefit)	(843)	15	(1,720)	60

Loss from continuing operations	(1,700)	(45)	(3,538)	(709)
Income (loss) from discontinued operations, net of tax	(85)	468	492	1,403
Gain (loss) on sale of discontinued operations, net of tax	(710)	—	4,443	—

Net income (loss)	$(2,495)	$423	$1,397	$694

Basic and diluted share data
Loss from continuing operations
Basic	$(.20)	$(.01)	$(.41)	$(.08)

Diluted	$(.20)	$(.01)	$(.41)	$(.08)

Net income (loss)
Basic	$(.29)	$.05	$.16	$.08

Diluted	$(.29)	$.05	$.16	$.08

Weighted average common stock
Basic	8,568	8,460	8,565	8,458

Diluted	8,568	8,479	8,603	8,502

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues
Technology Solutions
Products	$16,403	$17,182	$32,642	$39,305
Services	8,025	7,772	22,754	22,438

	24,428	24,954	55,396	61,743
Recreational Products	12,251	12,122	37,407	37,433

	$36,679	$37,076	$92,803	$99,176

Operating income (loss)
Technology Solutions	$(2,124)	$418	$(4,282)	$(42)
Recreational Products	438	478	1,550	1,530
Corporate costs	(1,023)	(694)	(2,901)	(1,993)
Special item (1)	-	(325)	—	(325)

	(2,709)	(123)	(5,633)	(830)
Interest, net	166	93	375	181
Income tax benefit (expense)	843	(15)	1,720	(60)

Loss from continuing operations	$(1,700)	$(45)	$(3,538)	$(709)

(1)	Special item represents costs associated with a severance agreement for a former executive.

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$12,468	$7,331
Accounts receivable	17,483	15,306
Inventories	9,333	12,764
Prepaid expenses and other	3,295	2,701

Total current assets	42,579	38,102

Fixed assets, net	3,734	3,143
Other assets	2,258	3,108

	$48,571	$44,353

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Floor plan payables	$120	$68
Accounts payable	13,419	11,023
Accrued payroll and liabilities	8,835	8,440

Total current liabilities	22,374	19,531

Long-term liabilities	4,183	4,518
Shareholders’ equity	22,014	20,304

	$48,571	$44,353